Exhibit 10.8

CREDIT AGREEMENT

Dated as of January 24, 2007

among

MV PARTNERS, LLC,

as Borrower,

MV ENERGY, LLC and

VAP-I, LLC,

as Guarantors

BANK OF AMERICA, N.A.,
as Administrative Agent

and

The Lenders Party Hereto

[CREDIT AGREEMENT]

5.08	Ownership of Property; Liens	35
5.09	Environmental Compliance	35
5.10	Insurance	35
5.11	Taxes	35
5.12	ERISA Compliance	35
5.13	Subsidiaries	36
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	36
5.15	Disclosure	36
5.16	Compliance with Laws	37
5.17	Leases; Contracts; Licenses, Etc.	37
5.18	Sale of Production	38
5.19	Operation of Oil and Gas Properties	39
5.20	Ad Valorem and Severance Taxes; Litigation	39
5.21	Intellectual Property; Licenses, Etc.	39
5.22	MV Oil Trust	40

ARTICLE VI. AFFIRMATIVE COVENANTS		40
6.01	Financial Statements	40
6.02	Certificates; Other Information	40
6.03	Notices	42
6.04	Payment of Obligations	43
6.05	Preservation of Existence, Etc.	43
6.06	Maintenance of Properties	43
6.07	Maintenance of Insurance	43
6.08	Compliance with Laws	44
6.09	Books and Records	44
6.10	Inspection Rights	44
6.11	Use of Proceeds	45
6.12	Agreement to Deliver Security Documents	45
6.13	Production Proceeds	45
6.14	Mortgaged Property Covenants	45
6.15	Guaranties of Borrower’s Subsidiaries	46
6.16	Environmental Matters; Environmental Reviews	46
6.17	MV Oil Trust	47

ARTICLE VII. NEGATIVE COVENANTS		47
7.01	Liens	47
7.02	Investments	47
7.03	Indebtedness	48
7.04	Fundamental Changes	48
7.05	Dispositions	48
7.06	Restricted Payments	50
7.07	Change in Nature of Business	50
7.08	Transactions with Affiliates	50
7.09	Burdensome Agreements	50

7.10	Use of Proceeds	50
7.11	Hedging Contracts	51
7.12	Consolidated Fixed Charge Coverage Ratio	52

ARTICLE VIII. events of default and remedies		52
8.01	Events of Default	52
8.02	Remedies Upon Event of Default	54
8.03	Application of Funds	54

ARTICLE IX. ADMINISTRATIVE AGENT		55
9.01	Appointment and Authorization of Administrative Agent	55
9.02	Rights as a Lender	55
9.03	Exculpatory Provisions	55
9.04	Reliance by Administrative Agent	56
9.05	Delegation of Duties	56
9.06	Resignation of Agent	56
9.07	Non-Reliance on Agent and Other Lenders	57
9.08	No Other Duties, Etc.	57
9.09	Administrative Agent May File Proofs of Claim	57
9.10	Guaranty Matters	58
9.11	Collateral Matters	58

ARTICLE X. MISCELLANEOUS		60
10.01	Amendments, Etc.	60
10.02	Notices; Effectiveness; Electronic Communications	61
10.03	No Waiver; Cumulative Remedies	62
10.04	Expenses; Indemnity; Damage Waiver	63
10.05	Payments Set Aside	64
10.06	Successors and Assigns	65
10.07	Treatment of Certain Information; Confidentiality	67
10.08	Right of Setoff	68
10.09	Interest Rate Limitation	68
10.10	Counterparts; Integration; Effectiveness	69
10.11	Survival of Representations and Warranties	69
10.12	Replacement of Lenders	69
10.13	Severability	70
10.14	Governing Law; Jurisdiction; Etc.	70
10.15	Waiver of Right to Trial by Jury	71
10.16	USA PATRIOT Act Notice	71
10.17	Time of the Essence	71
10.18	Restatement	71

BANK OF AMERICA, N.A.		2

SCHEDULES

1	Lenders’ Commitments and Applicable Percentages
2	Security Documents

3	Disclosure Schedule
4	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Opinion Of Counsel To Loan Parties
F	Mortgage Amendment

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) is entered into as of January 24, 2007, among MV PARTNERS, LLC, a Kansas limited liability company (“Borrower”), MV ENERGY, LLC, a Kansas limited liability company (“MV Energy”), and VAP-I, LLC, a Kansas limited liability company (“VAP-I”; MV Energy and VAP-I collectively called “Holders”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, Borrower, the lenders party thereto (the “Existing Lenders”) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, are parties to that certain Credit Agreement dated as of December 21, 2005 (such agreement, the “Existing Credit Agreement”) pursuant to which the Existing Lenders agreed to make revolving credit loans (therein referred to as the “Existing Loans”) to Borrower, the Swing Line Lender agreed to make swing line loans to Borrower, L/C Issuer agreed to issue letters of credit for the account of Borrower, and Existing Lenders agreed to purchase participations in such swing line loans and such letters of credit; and

WHEREAS, the Borrower desires to convert, renew and extend $25,000,000 of the Existing Loans into term loans; and

WHEREAS, the Borrower desires to repay the Existing Loans in excess of $25,000,000, repay in full the letters of credit obligations and the swing line loans, and terminate the commitments to make, issue or participate in revolving credit loans, swing line loans and letters of credit, in each case under the Existing Credit Agreement; and

WHEREAS, the Borrower desires to enter into the transactions contemplated by the MV Oil Trust Documents, as defined herein, and obtain the consent and agreement of the Existing Lenders thereto; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions herein set forth to convert, renew and extend $25,000,000 of the Existing Loans into term loans and to consent and agree to the transactions contemplated by the MV Oil Trust Documents; and

WHEREAS, in consideration of the sale or transfer to the Guarantors of certain units of MV Oil Trust, and for other consideration, the Guarantors are willing to guaranty the indebtedness and obligations of Borrower and become parties to this Agreement;

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.  DEFINITIONS AND ACCOUNTING TERMS

1.01                 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” or “Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 4, or such other address or account as Agent may from time to time notify Borrower and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” has the meaning specified in Section 2.09.

“Aggregate Commitments” means the Commitments of all Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time.

“Applicable Rate” means zero percent per annum for Base Rate Loans and 2.00% per annum for Eurodollar Rate Loans.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by Agent, in substantially the form of Exhibit D or any other form approved by Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means the borrowing consisting of Loans by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  MV Energy ceases to be the sole managing member of Borrower; or

(b)                                 Any Person, other than David Murfin, J. Michael Vess or companies or trusts Controlled by or established for the benefit of either of such individuals or their respective heirs at law (such as companies or trusts established for estate planning purposes) shall directly or indirectly Control MV Energy; or

(c)                                  Any individual other than David Murfin or J. Michael Vess shall be the chief executive officers or sole managers of MV Energy or shall be actively performing the duties customarily associated with such positions.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Transactions” means (i) the distribution by Borrower to MV Energy and VAP-I of the remainder of the cash proceeds of the sale of 7,500,000 Trust Units as contemplated by the MV Oil Trust Prospectus, minus amounts used to repay the Existing Loans that exceed $25,000,000, and minus all fees, costs and expenses of this Agreement and of the offering and sale of Trust Units as contemplated by the MV Oil Trust Prospectus and the Underwriting Agreement, (ii) the distribution by Borrower of 2,000,000 Trust Units to each of MV Energy and VAP-I, (iii) the sale within 30 days from the date hereof of up to 562,500 Trust Units by each of MV Energy and VAP-I as “Additional Units” under the Underwriting Agreement, (iv) the VAP-I Equity Repurchase, and (v) the distribution within 40 days from the date hereof by MV Energy and by VAP-I of the cash proceeds (but not the Trust Units) held by each of them after giving effect to the foregoing transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien.

“Commitment” means, as to each Lender, its obligation to make Loans to Borrower pursuant to Section 1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA from Operations” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the net income from operations of Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period plus the following to the extent deducted in calculating such net income from operations: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state and local income taxes payable by Borrower and its Subsidiaries for such period, and (iii) depreciation, depletion and amortization expense and other non-cash charges (including those resulting from the FASB 133, as amended, or FASB 143 or FASB 144).

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) (i) Consolidated EBITDA from Operations for such period, plus (ii) the amount of the actual cash distributions by MV Oil Trust during such period to Borrower or to Holders if such amounts are actually paid by Holders to Borrower during such period, whether as a repayment of debt, contribution to capital or otherwise, less (iii) the aggregate amount of all capital expenditures for maintenance,  repair or replacement of existing assets during such period to (b) the sum of (i) Consolidated Interest Charges for such period, plus (ii) the aggregate principal amount of all regularly scheduled principal payments on debt for borrowed money (including the Loans) payable during such period.

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosure Schedule” means Schedule 3 hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) Agent and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or any Affiliate or Subsidiary of any Loan Party.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.02(d) or Section 6.02 (e).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 — Eurodollar Reserve
Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreement” has the meaning given in the recitals to this Agreement.

“Existing Loans” has the meaning given in the recitals to this Agreement.

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments: (a) are in an aggregate amount of less than $100,000 in respect of any single event or condition or series of related events or conditions; (b) are in respect of loss or damage to equipment, fixed assets or real property and are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(iv); or (c) are received by any Person in respect of any third party claim against such Person and are applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each of the Holders and each Subsidiary of Borrower.

“Guaranty” means the Guaranty made by the Guarantor in favor of Agent for the benefit of the Lenders, in form and substance satisfactory to Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                    capital leases and Synthetic Lease Obligations;

(g)                                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Engineering Report” means the engineering report concerning oil and gas properties of Loan Parties prepared by Cawley Gillespie & Associates reflecting reserve values as of June 30, 2006.

“Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower with respect to such period under capital leases that is treated as interest in accordance with GAAP, all calculated on a consolidated basis.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or, to the extent available to all Lenders, twelve months thereafter, as selected by Borrower in its Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Counterparty” means a Lender or an Affiliate of a Lender.

“Lender Swap Obligations” means all obligations arising from time to time under Swap Contracts entered into from time to time between Borrower and a Lender Counterparty; provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Swap Obligations shall not include such obligations.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Indebtedness owed to it or any other arrangement with such creditor which provides for the payment of such Indebtedness out of such property or assets or which allows such creditor to have such Indebtedness satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.  “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan” means an advance made by any Lender under the Term Facility as provided in Section 2.01.

“Loan Documents” means this Agreement, each Note, the Agent Fee Letter and each Security Document.

“Loan Notice” means a notice of (a) the Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower and each Person (other than Agent or any Lender) executing a Loan Document, including, without limitation, each Guarantor.

“MV Energy” has the meaning specified in the introductory paragraph hereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Loan Party; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means January 24, 2012.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“MV Oil Trust” means the MV Oil Trust as described in the MV Oil Trust Prospectus.

“MV Oil Trust Documents” means the Conveyance of Net Profits Interest by Borrower to the trustee of the MV Oil Trust and each other agreement in effect of the Closing Date between Borrower and MV Oil Trust, or the trustee thereof, as described in or contemplated by the MV Oil Trust Prospectus.

“MV Oil Trust Prospectus” means the Form S-1 of MV Oil Trust filed with the Securities and Exchange Commission under Registration Number 333-136609, effective December 29, 2006.

“Net Cash Proceeds” means:

(a)                                  with respect to the sale of any property by any Loan Party pursuant to Section 7.05(f), (g) or (h), the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the out-of-pocket expenses incurred by such Loan Party in connection with such sale and (B) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith;

(b)                                 with respect to casualty, condemnation or payment in respect of indemnification, the excess, if any, of (i) the sum of cash and cash equivalents constituting an Extraordinary Receipt and received in connection with such casualty, condemnation or payment in respect of indemnification (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the out-of-pocket expenses incurred by the applicable Loan Party in connection with recovery of such amounts and (B) the amount applied to repair or replacement or the payment to any Person (other than a Loan Party) in respect of such casualty, condemnation or indemnification;

(c)                                  with respect to the sale of any capital stock or other Equity Interest by any Loan Party other than in connection with the VAP-I Equity Repurchase, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Loan Party in connection with such sale; and

(d)                                 with respect to the incurrence of any Indebtedness for borrowed money (but without this provision being construed to permit the incurrence of Indebtedness not otherwise permitted by Section 7.03) by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received in connection with such incurrence over (ii) the arrangement, upfront or underwriting fees, and other out-of-pocket expenses, incurred by such Loan Party in connection with such incurrence;

provided that Borrower may elect from time to time to treat an amounts received under clauses (a) and (b) above as not constituting Net Cash Proceeds up to an aggregate amount not to exceed $100,000 at any one time.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means the Lender Swap Obligations and all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Oil and Gas Properties” means all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

 “Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permits” means any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from any Governmental Authority.

“Permitted Liens” means:

(a)                                  statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)                                 landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)                                  minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)                                 deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business;

(e)                                  Liens under the Security Documents; and

(f)                                    with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document.

“Permitted Tax Distributions” means, for any Fiscal Year, the product of (a) the lesser of (i) the highest combined federal and state income tax marginal rate applicable to individual residents of Kansas or (ii) forty percent (40%) (twenty percent (20%) in the case of and with respect to net long term capital gains of Borrower), and (b) Borrower’s taxable income (or taxable gain) under the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of any Swap Contract or for a particular month, as applicable, from properties and interests owned by any Loan Party which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent report delivered pursuant to Section 6.02(d) or (e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental reports meeting the requirements of such Section 6.2(d) or (e) and otherwise are satisfactory to Administrative Agent.

“Proved Developed Producing Reserves” means Proved Reserves as defined in Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question, which are categorized as both “Developed” and “Producing” in the Definitions.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Borrowing” means with respect to the Borrowing, a Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any

Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof).

Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Loan Party to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 2 hereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, however, for purposes of this Agreement, MV Oil Trust shall not be treated as a Subsidiary of any Loan Party.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Threshold Amount” means $100,000.

“Trust Units” means trust units of MV Oil Trust.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Underwriting Agreement” means the Underwriting Agreement for the sale of Trust Units contemplated by the MV Oil Trust Prospectus.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America. .

“VAP-I” has the meaning specified in the introductory paragraph hereto.

“VAP-I Equity Repurchase” means the repurchase by VAP-I of up to 46.5% of the Equity Interests in VAP-I on or within 40 days of the date of hereof in consideration for (i) the cash proceeds of the sale of Trust Units (whether received by VAP-I or any of its members as a distribution from the sale of the original offering of Trust Units by Borrower, as the proceeds of up to 1,125,000 “Additional Units” under the Underwriting Agreement, or as a cash contribution from one or more of the members of VAP-I), or (ii) the delivery of Trust Units by VAP-I or MV Energy,  limited, however, to the portion of the 1,125,000 Trust Units that are contemplated to be sold as “Additional Units” under the Underwriting Agreement, but which are not so sold as “Additional Units” under the Underwriting Agreement, to the extent permitted pursuant to Section 7.05(i).

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                 Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  For purposes of this Agreement, MV Oil Trust shall not be treated as a Subsidiary of any Loan Party.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                 Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.  THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                 Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to renew and extend the Existing Loans payable to it as a Loan hereunder to Borrower on the Closing Date in the amount of such Lender’s Commitment Percentage of the Term Facility.  Any Loans repaid or prepaid may not be reborrowed hereunder.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02      Borrowings, Conversions and Continuations of Loans.

(a)                                  The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone.  Each such notice must be received by Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of the Borrowing of, or any conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of the Borrowing of Base Rate Loans;

provided, however, that if Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by Agent not later than 11:00 a.m. four Business Days prior to the requested date of the Borrowing, conversion or continuation, whereupon Agent shall give prompt notice to Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of the Borrowing or any conversion or continuation, Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders.  Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  The Borrowing of, and each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof.  The Borrowing of and each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting the Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of the Borrowing, each Lender shall make the amount of its Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Sections 4.01 and  4.02, Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d)                                 Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)                                  After giving effect to the Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Loans.

2.03      Intentionally Omitted.

2.04      Intentionally Omitted.

2.05      Prepayments.

(a)                                  Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)                                 (i) If any Loan Party Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b) , (c), (d) or (e)) which results in the realization by such Person of Net Cash Proceeds, Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person.

(ii)                                  Upon the sale or issuance by any Loan Party of any of its Equity Interests (other than any sales or issuances of Equity Interests to another Loan Party or in connection with the VAP-I Equity Repurchase), Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party.

(iii)                               Upon the incurrence or issuance by any Loan Party of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03), Borrower shall prepay an aggregate principal amount of Loans equal to

100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party.

(iv)                              Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party and not otherwise included in clause (i), (ii) or (iii) of this Section 2.05(b), Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party; provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, so long as no Default shall have occurred and be continuing, such Loan Party may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).

(c)                                    Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) or (b) shall be applied to the principal repayment installments thereof in inverse order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

2.06      Intentionally Omitted.

2.07      Scheduled Repayments of Loans.  Borrower shall repay to the Lenders the aggregate principal amount of all Loans outstanding in quarterly installments each in the amount of $1,250,000 and each payable on the last Business Day of each March, June, September and December of each year, beginning on the last Business Day of March 2007; provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date; provided further, such amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05.

2.08      Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09      Fees.  Borrower shall pay to Agent for Agent’s own account, fees in the amounts and at the times specified in the letter agreement, dated November 20, 2006 (the “Agent Fee Letter”), between Borrower and Agent.  Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.10                 Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                 Evidence of Debt.  The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business.  The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.  Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12      Payments Generally; Agent’s Clawback.

(a)                                  General.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  Agent will promptly distribute to each Lender its Applicable Percentage(or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(i)                                     Funding by Lenders; Presumption by Agent.  Unless Agent shall have received notice from a Lender prior to the proposed date of the Borrowing of Eurodollar Rate Loans (or, in the case of the Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(ii)                                  Payments by Borrower; Presumptions by Agent.  Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.  A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(b)                                 Failure to Satisfy Conditions Precedent.  If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)                                  Obligations of Lenders Several.  The obligations of Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c):

(d)                                 Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13      Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III.  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                 Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by Borrower.  Borrower shall indemnify Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)                                  Status of Lenders.  Any Lender, if requested by Borrower or Agent, shall deliver such documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)                                    Treatment of Certain Refunds.  If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02      Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03                 Inability to Determine Rates.  If Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                 Increased Costs.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)                                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                 Compensation for Losses.  Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07                 Survival.  All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                 Conditions of Borrowing.  The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, the Mortgage Amendment in the form of Exhibit F hereto and each other Security Document listed in the Security Schedule, sufficient in number for distribution to Agent, each Lender and Borrower;

(ii)                                  a Note executed by Borrower in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                                 favorable opinions of counsel to the Loan Parties from counsel licensed to practice law in the State of Kansas addressed to Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents set forth in Exhibit E, in form and substance satisfactory to Agent;

(vi)                              a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)                           a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)                        evidence that all insurance required to be maintained pursuant to this Agreement has been obtained and is in effect;

(ix)                                a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of Borrower;

(x)                                   evidence that the outstanding principal balance of loans under the Existing Credit Agreement, other than the $25,000,000 of Existing Loans renewed and extended hereunder, has been repaid in full, all letters of credit under the Existing Credit Agreements have been terminated and all commitments under the Existing Credit Agreement have been terminated; and

(xi)                                such other assurances, certificates, documents, consents or opinions as Agent or the Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

(d)                                 The contribution of a term net profits interest to MV Oil Trust in exchange for Trust Units, and the sale of Trust Units, all as described in the MV Oil Trust Prospectus.

(e)                                  The Closing Date shall have occurred on or before January 31, 2007.

(f)                                    On a pro forma basis, after giving effect to the Loans, the payment of all loans and other liabilities in connection with the Existing Credit Agreement, the payment of fees, closing costs and expenses in connection with this Agreement the shall be in compliance with Sections 7.12.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                 Additional Conditions of Borrowing.  The obligation of each Lender to make its Loan hereunder is also subject to the following conditions precedent:

(a)                                  The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)                                 No Default shall exist, or would result from the Borrowing or from the application of the proceeds thereof.

(c)                                  Agent shall have received a Request for Borrowing in accordance with the requirements hereof.

(d)                                 Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

The Request for Borrowing submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the Borrowing.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Agent and the Lenders that:

5.01                 Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03                 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04                 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05                 Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The unaudited consolidated balance sheet of Borrower and its Subsidiaries dated September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby (including any which challenge or otherwise pertain to any Loan Party’s title to any Collateral), or (b) except as specifically disclosed in the Disclosure Schedule, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in the Disclosure Schedule.

5.07                 No Default.  No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                 Ownership of Property; Liens.  Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Loan Party is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                 Environmental Compliance.  The Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in the Disclosure Schedule, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                 Insurance.  The properties of each Loan Party are insured with financially sound and reputable insurance companies, not Affiliates of any Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates.

5.11                 Taxes.  Each Loan Party has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon its or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

5.12                 ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13                 Subsidiaries.  As of the Closing Date, Loan Parties have no Subsidiaries other than those specifically disclosed in the Disclosure Schedule, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified in the Disclosure Schedule free and clear of all Liens.  Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in the Disclosure Schedule.  All of the outstanding Equity Interests in each Loan Party have been validly issued and are fully paid and nonassessable.

5.14                 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  No Loan Party is engaged nor will any Loan Party not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Loan Parties, any Person Controlling the Loan Parties, or any Subsidiary of any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                 Disclosure.  Each Loan Party has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information, taken as a whole, furnished (whether in writing or orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document

(in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                 Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                 Leases; Contracts; Licenses, Etc.  The leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Loan Parties covered by the Initial Engineering Report and each subsequent Engineering Report are in full force and effect.  No Loan Party is in default with respect to its obligations (and no Loan Party is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties, where such default could adversely affect the ownership or operation of any Oil and Gas Properties.  No Loan Party is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Loan Party than proceeds received by such Loan Party (calculated at the well) from sale of production, and no Loan Party has any liability (or alleged liability) to account for the same on any such less favorable basis.  Each Loan Party has good and defensible title to, or valid leasehold interests in, all of the Collateral owned or leased by such Loan Party and all of its other material properties and assets necessary or used in the ordinary conduct of its business, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Loan Party’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed.  Each Loan Party owns the net interests in production attributable to the wells and units evaluated in the Initial Engineering Report.  The ownership of such Properties does not in the aggregate in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of such Properties in an amount materially in excess of the working interest of such Properties set forth in the Initial Engineering Reports.  Upon delivery of each Engineering Report furnished to the Lenders pursuant to Sections 6.02(d) and (e), the statements made in the preceding sentences of this section shall be true with respect to such Engineering Report.  Each Loan Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Loan Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

5.18      Sale of Production.  Except as set forth in the Disclosure Schedule, no Oil and Gas Property is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Loan Party other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money.  Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on the Disclosure Schedule in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 120 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production  (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms available with third parties not affiliated with Loan Parties.  Each Loan Party is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract listed on the Disclosure Schedule that is computed in accordance with the terms of such contract, and no Loan Party is having deliveries of production from such Oil and Gas Property curtailed substantially below such property’s delivery capacity.  Except as set forth in the Disclosure Schedule, no Loan Party, nor any Loan Party’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties after the date hereof.  Except as set forth in the Disclosure Schedule, no Oil and Gas Property is subject to any “take or pay” or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties.  Except as set forth in the Disclosure Schedule, there is no Oil and Gas Property with respect to which any Loan Party, or any Loan Party’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Loan Party is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information.  Except as set forth in the Disclosure Schedule, no Oil and Gas Property is subject to a gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such Oil and Gas Property without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties.  No Oil and Gas Property is subject at the present time to any regulatory refund obligation and, to the best of Loan Party’s knowledge, no facts exist which might cause the same to be imposed.

5.19      Operation of Oil and Gas Properties.  The Oil and Gas Properties (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with all applicable Laws and in conformity in all material respect with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property and in conformity with the Permitted Liens.  No Oil and Gas Property is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (ii) none of the wells located on the Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties).  There are no dry holes, or otherwise inactive wells currently required to be plugged and abandoned by the Kansas Corporation Commission, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned.  Each Loan Party has all material governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Property, and no Loan Party has received notice of any material violations in respect of any such licenses or permits.

5.20      Ad Valorem and Severance Taxes; Litigation.

(a)                                  Each Loan Party has paid and discharged all ad valorem taxes assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes assessed against, or measured by, the production or the value, or proceeds, of the production therefrom, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Loan Party’s knowledge, threatened) which might affect the Oil and Gas Property, including any which challenge or otherwise pertain to any Loan Party’s title to any Oil and Gas Property or rights to produce and sell oil and gas therefrom.

5.21                 Intellectual Property; Licenses, Etc.  Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its respective business, without conflict with the rights of any other Person.  To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of any Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22      MV Oil Trust.  Each representation and warranty of the Company contained in the Underwriting Agreement and each representation and warranty of each Selling Unitholder (as defined in the Underwriting Agreement) contained in the Underwriting Agreement were true and correct on each date made or deemed made as provided in the Underwriting Agreement.

ARTICLE VI.  AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall:

6.01                 Financial Statements.  Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by reports and opinions of an independent certified public accountant firm of nationally recognized standing reasonably acceptable to the Required Lenders, which reports and opinions shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of such Persons in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02                 Certificates; Other Information.  Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(c)                                  promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d)                                 by April 1 of each year, commencing April 1, 2007, an Engineering Report prepared by Cawley Gillespie & Associates, or other independent petroleum engineers chosen by Borrower and acceptable to Required Lenders, concerning all Oil and Gas Properties owned by any Loan Party which are located in or offshore of the United States and which have attributable to them proved oil or gas reserves prepared as of the preceding January 1.  This report shall be satisfactory to Administrative Agent, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report.  This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral;

(e)                                  by October 1 of each year, commencing October 1, 2007, an Engineering Report prepared as of the preceding July 1 (or the last day of the preceding calendar month in the case of a Special Determination) by petroleum engineers who are employees of Borrower (or by the independent engineers named above), together with an accompanying report on property sales, property purchases and changes in categories, both in the same form and scope as the reports in (d) above;

(f)                                    as soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, a report describing by lease or unit the gross volume of production and sales attributable to production during such month from the properties described in the most recent Engineering Report and describing the related severance taxes, other taxes, and leasehold operating expenses attributable thereto and incurred during such month;

(g)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a report describing the Swap Contracts of the Loan Parties, in form acceptable to Administrative Agent;

(h)                                 concurrently with the delivery thereof, a copy of each report provided by the Company or the trustee under the MV Oil Trust to the holders of Trust Units; and

(i)                                     promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Each Loan Party hereby acknowledges that (a) Agent will make available to Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”).  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.

6.03                        Notices.  Promptly notify Agent and each Lender:

(a)                                  of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; (iii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and MV Oil Trust or (iv) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of the receipt of Net Cash Proceeds; and

(e)                                  of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                 Preservation of Existence, Etc.

(a)                                  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b)                                 take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)                                  preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                 Maintenance of Properties.

(a)                                  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b)                                 make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)                                  use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07                 Maintenance of Insurance.

(a)                                  Borrower shall at all times maintain (at its own expense) with financially sound and reputable insurance companies, not Affiliates of Borrower, insurance required under Section 6.7 of the Operating Agreement of Borrower as it exists on the date hereof.  All insurance policies covering Collateral shall be endorsed (a) to provide for payment of losses to Administrative Agent as its interests may appear, (b) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without thirty (30) days prior notice to Administrative Agent, (c) to provide for any other matters specified in any applicable Security Document or which Administrative Agent may reasonably require, and (d) to provide for insurance against fire, casualty and any other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.

(b)                                 Each policy for liability insurance shall provide for all losses to be paid on behalf of Administrative Agent (for the benefit of Lenders) and Loan Parties as their respective interests may appear, and each policy insuring loss or damage to Collateral shall provide for all losses to be paid directly to Administrative Agent.  Each such policy shall in addition (A) name the appropriate Loan Party and Administrative Agent and Lenders as insured parties thereunder (without any representation or warranty by or obligation upon Administrative Agent or Lenders) as their interests may appear, (B) contain the agreement by the insurer that any loss thereunder shall be payable to Administrative Agent notwithstanding any action, inaction or breach of representation or warranty by any Loan Party, (C) provide that there shall be no recourse against Administrative Agent or Lenders for payment of premiums or other amounts with respect thereto and (D) provide that at least thirty (30) days’ prior written notice of cancellation or of lapse shall be given to Administrative Agent by the insurer.  Each Loan Party will, if so requested by Administrative Agent, deliver to Administrative Agent original or duplicate policies of such insurance and, as often as Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Each Loan Party will also, at the request of Administrative Agent, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.  Administrative Agent is hereby authorized to enforce payment under all such insurance policies and to compromise and settle any claims thereunder, in its own name or in the name of the Loan Parties.

6.08                 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                 Books and Records.

(a)                                  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party; and

(b)                                 maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party.

6.10                 Inspection Rights.  Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11                 Use of Proceeds.  Use the proceeds of the Borrowing (i) on the Closing Date to repay or refinance Indebtedness under the Existing Credit Agreement and cost incurred in connection with the closing of this Agreement and (ii) at any other time, for work capital purposes, capital expenditures and other general company purposes not in contravention of any Law or of any Loan Document.

6.12                 Agreement to Deliver Security Documents.  Each Loan Party agrees to deliver and to cause each other Loan Party to deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property of Borrower or any other Loan Parties, including all Oil and Gas Properties and all MV Oil Trust Units owned by any Loan Party.  Each Loan Party agrees to deliver and to cause each other Loan Party to deliver, whenever requested by Administrative Agent, in its sole and absolute discretion, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Collateral, in form and substance satisfactory to Administrative Agent.

6.13                 Production Proceeds.  Notwithstanding that, by the terms of the various Security Documents, Loan Parties are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Default has occurred Loan Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified.  Upon the occurrence of a Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by Loan Parties or to receive directly from the purchasers of production all other Production Proceeds.  In no case shall any failure, whether purposed or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Loan Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

6.14                 Mortgaged Property Covenants.

(a)                                  Leases and Contracts; Performance of Obligations.   Except to the extent Disposed of (including abandonment) pursuant to Section 7.05(f), each Loan Party will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Loan Party will timely perform all of its obligations thereunder.  Each Loan Party will promptly notify Administrative Agent of any claim (or any conclusion by such Loan Party) that such Loan Party is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Loan Party than proceeds received by Loan Party (calculated at the well) from sale of production.

(b)                                 Representation to Continue to be True.  Each Loan Party will carry out its sales of production, will operate the Oil and Gas Properties, and will otherwise deal with the Oil and Gas Properties and the production, in such a way that the representations and warranties in Sections 5.18, 5.19 and 5.20 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

6.15                 Guaranties of Borrower’s Subsidiaries.  Each Subsidiary of Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by Administrative Agent, execute and deliver to Administrative Agent a supplement to the Guaranty in the form attached thereto guaranteeing the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder.  Borrower will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a supplement, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

6.16                 Environmental Matters; Environmental Reviews.

(a)                                  Each Loan Party will comply in all material respects with all Environmental Laws now or hereafter applicable to such Loan Party, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety Permits and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.  No Loan Party will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable Permits issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances.  Upon Administrative Agent’s reasonable request, at any time (but not in excess of one inspection conducted at Borrower’s expense hereunder during any 18 consecutive month period), Borrower will provide at its own expense an environmental inspection of any of the Loan Parties’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.

(b)                                 Borrower will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Loan Party, or of which Borrower otherwise has notice, pending or threatened against any Loan Party by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any Permits or other authorizations in connection with any Loan Party’s ownership or use of its properties or the operation of its business that might result in a Loan Party being liable for $50,000 or more.

(c)                                  Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Loan Party’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location that might result in a Loan Party being liable for $50,000 or more.

6.17                 MV Oil Trust.  Borrower shall at all times comply in all material respect with its obligations under each of the MV Oil Trust Documents.

ARTICLE VII.  NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, directly or indirectly:

7.01                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02                 Investments.  Make any Investments, except:

(a)                                  Investments held by a Loan Party in the form of cash equivalents or short-term marketable debt securities or marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United states of America;

(b)                                 advances to officers, directors and employees of Loan Parties in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  Investments of Holders in Borrower, Investments of Borrower in any wholly-owned Subsidiary that is a Guarantor and Investments of any wholly-owned Subsidiary of Borrower in Borrower or in another wholly-owned Subsidiary of Borrower;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.03; and

(f)                                    Investments in Trust Units.

7.03                 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Guarantees of Holders, Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary;

(c)                                  obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; (iii) and such Swap Contract does not violate the terms of Section 7.11;

(d)                                 Indebtedness of Holders to Borrower subordinated to the Indebtedness under the Loan Documents in form and substance satisfactory to Administrative Agent; and

(e)                                  Indebtedness to Affiliates in an aggregate amount not to exceed $100,000.

7.04                 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Subsidiary of Borrower may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of Borrower, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the surviving Person; and

(b)                                 any Subsidiary of Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary of Borrower; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be Borrower or a wholly-owned Subsidiary and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be Borrower or a Guarantor.

7.05                 Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by any Subsidiary of Borrower to Borrower or to a wholly-owned Subsidiary of Borrower; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(e)                                  Dispositions permitted by Section 7.04;

(f)                                    Dispositions of interests in oil and gas leases, or portions thereof (if released or abandoned but not otherwise sold or transferred), so long as no well situated on any such lease, or located on any unit containing all or any part thereof, is capable (or is subject to being made capable through commercially feasible operations) of producing oil, gas or other hydrocarbons or minerals in commercial quantities;

(g)                                 Dispositions contemplated by the VAP-I Equity Repurchase, and Dispositions of Trust Units to a Person who is not an Affiliate for cash or cash equivalents;

(h)                                 Dispositions of Oil and Gas Properties that are sold for fair consideration to a Person who is not an Affiliate, provided that (i) the maximum aggregate amount of such sales in any calendar year is limited to Oil and Gas Properties that account for no more than 10% of the aggregate Oil and Gas Properties at the beginning of such calendar year, (ii) at least 90% of the consideration received in connection with such sales must be in cash or cash equivalents; and (iii) prior to and after giving effect to any such sale no Default or Event of Default shall exist; and

(i)                                     In the event that less than 1,125,000 of Trust Units are sold by VAP-I or MV Energy as “Additional Units” to the Underwriters as provided for in the Underwriting Agreement, then Trust Units held by VAP-I or MV Energy equal to 1,125,000 minus the number of Additional Units that are so sold, if any, by VAP-I may be Disposed of to holders of Equity Interests in VAP-I as part of the consideration for the VAP-I Equity Repurchase;

provided, however, that any Disposition pursuant to clauses (a) through (h) shall be for fair market value.

No Loan Party will abandon or consent to the abandonment of, any oil or gas well constituting Collateral so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations which it would be commercially feasible to conduct) of producing oil, gas, or other hydrocarbons or other minerals in commercial quantities (as determined without considering the effect of any Mortgage).  No Loan Party will elect not to participate in a proposed operation on any oil and gas property constituting Collateral where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral.

7.06                 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                  Each Subsidiary of Borrower may make Restricted Payments to Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(c)                                  Borrower may make Permitted Tax Distributions to Holders and Holders may make Permitted Tax Distributions to the holders of their respective Equity Interests; and

(d)                                 Borrower and Guarantors may effect the Closing Transactions, including the VAP-I Equity Repurchase.

7.07                 Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by such Loan Party on the date hereof or any business substantially related or incidental thereto.

7.08                 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of such Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among Borrower and its Subsidiaries or between and among Subsidiaries of Borrower or (b) transactions provided for in the MV Oil Trust Documents.

7.09                 Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary of Borrower to make Restricted Payments to Borrower or to otherwise transfer property to Borrower, (ii) of any Subsidiary of Borrower to Guarantee the Indebtedness of Borrower or (iii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10                 Use of Proceeds.  Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                 Hedging Contracts.  No Loan Party will be a party to or in any manner be liable on any Swap Contract except:

(a)                                  Swap Contracts existing on the date hereof.

(b)                                 Swap Contracts entered into with the purpose and effect of fixing prices on Projected Oil and Gas Production for production expected to be produced no more than 36 months in the future that does not in the aggregate exceed ninety five percent (95%) of the aggregate Projected Oil and Gas Production for such period; provided that the aggregate production covered by all such contracts for any single month does not in the aggregate exceed ninety five percent (95%) of the aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of the Loan Parties’ businesses for such month.

(c)                                  Other than Lender Swap Obligations, no Swap Contract shall require any Loan Party to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Loan Party in performing its obligations thereunder except for Swap Contracts entered into prior to the date hereof, and each such contract (except for contracts with SemCrude, L.P. entered prior to the date hereof) is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated AA or Aa2 or better, respectively, by either Rating Agency.

(d)                                 Contracts entered into by a Loan Party with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Loan Party that is accruing interest at a variable rate, provided that (i) at the time such Hedging Contract is entered into, the aggregate notional amount of such contracts does not exceed fifty percent (50%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated AA or Aa2 or better, respectively, by either Rating Agency.

7.12                 Consolidated Fixed Charge Coverage Ratio.  Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters to be less than 1.25 to 1.0, calculated as of the end of each Fiscal Quarter ending after the date of this Agreement.

ARTICLE VIII.  EVENTS OF DEFAULT AND REMEDIES

8.01                 Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment.  Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within three (3) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15 or 6.16 or Article VII; or

(c)                                  Other Defaults.  Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or Event of Default occurs under any other Loan Document; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which such

Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which such Loan Party or Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                     Invalidity of Loan Documents.  Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)                                  Change of Control.  There occurs any Change of Control; or

(l)                                     Material Adverse Effect.  There occurs any event of circumstance that has a Material Adverse Effect.

8.02                 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Agent or any Lender.

8.03                 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and to the Lender Swap Obligations, ratably among Lenders and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX.  ADMINISTRATIVE AGENT

9.01                 Appointment and Authorization of Administrative Agent.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02                 Rights as a Lender.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

9.03                 Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(d)                                 Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by Borrower or a Lender.  Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.04                 Reliance by Administrative Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                 Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent.  Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.06                 Resignation of Agent.  Agent may at any time give notice of its resignation to Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07                 Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or a Lender hereunder.

9.09                 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of Agent and the Lenders and their respective agents and counsel and all other amounts due Agent and the Lenders under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                 Guaranty Matters.  Each Lender hereby irrevocably authorizes Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to enter into the transactions described in this Section 9.10.

9.11                 Collateral Matters.  (a)  Each Lender hereby irrevocably authorizes and directs Agent to enter into the Collateral Documents for the benefit of such Lender.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Agent is hereby authorized (but not obligated) on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)  Each Lender hereby irrevocably authorize Agent, at its option and in its discretion,

(i)  to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all

Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii)  to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.11.

(c)  Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender , to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and the Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d)  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders.

(e)  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

ARTICLE X.  MISCELLANEOUS

10.01          Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a) (iii) or (iv) with respect to which Borrower has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

(e)                                  amend Section 7.12 (or any defined term used therein) without the written consent of each Lender;

(f)                                    change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g)                                 change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h)                                 release any Guarantor from the Guaranty or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of

Agent under this Agreement or any other Loan Document; and (ii) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02          Notices; Effectiveness; Electronic Communications.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to Borrower or Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 4; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of Borrower or Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Agent.  In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Agent and Lenders.  Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

10.03          No Waiver; Cumulative Remedies.  No failure by any Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04          Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  Borrower shall pay (i) all reasonable out of pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by Agent or any Lender (including the fees, charges and disbursements of any counsel for Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by Borrower.  Borrower shall indemnify Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by

Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05          Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06          Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a

Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Agent a copy of the Register.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or any Loan Party or any of Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Deemed Consent of Borrower.  If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.06(b)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

10.07          Treatment of Certain Information; Confidentiality.  Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from any Loan Party, any

Subsidiary or MV Oil Trust relating to any Loan Party, or any Subsidiary or MV Oil Trust or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, or any Subsidiary or MV Oil Trust, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning any Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09          Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11          Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12          Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender fails to agree to upon a proposed Borrowing Base pursuant to Section 2.15 that is the same as or is a decrease of the then existing Borrowing Base if Lenders constituting the Required Lenders have agreed to such proposed Borrowing Base, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (a) Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06; (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and (d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

10.13          Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14          Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN ADA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15          Waiver of Right to Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16          USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act.

10.17          Time of the Essence.  Time is of the essence of the Loan Documents.

10.18          Restatement. Effective as of the Closing Date, (a) each lender consents to the execution and acceptance by Agent on its behalf of the Assignment, Assumption and Amendment (b) this Agreement amends and restates the Existing Credit Agreement in its entirety, and (c) the loans and all other obligations outstanding under the Existing Credit Agreement shall be outstanding under and governed by this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MV PARTNERS, LLC

By:	MV Energy, LLC, its Managing Member

By:	Murfin, Inc., as Member

By:	/s/ Robert D. Young
Robert D. Young
Treasurer

MV ENERGY, LLC

By:	Murfin, Inc., as Member

By:	/s/ Robert D. Young
Robert D. Young
Treasurer

VAP-I, LLC

By:	MV Energy, LLC, its Managing Member

By:	Murfin, Inc., as Member

By:	/s/ Robert D. Young
Robert D. Young
Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Todd MacNeill
Name:	Todd MacNeill
Title:	Vice President
Agency Management Officer III

BANK OF AMERICA, N.A., as a Lender
By:	/s / Adam H. Fey
Name:	Adam H. Fey
Title:	Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ Jarrod Bourgeois
Name:	Jarrod Bourgeois
Title:	Vice President

SCHEDULE 1

LENDERS’ COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$12,500,0000	50.0000000%
Union Bank of California, N.A.	$12,500,0000	50.0000000%
Total	$25,000,000	100.0000000%

[CREDIT AGREEMENT]

SCHEDULE 2

SECURITY DOCUMENTS

1.             Mortgage Amendment covering the Oil and Gas Properties to be dated as of the Closing Date from Borrower in favor of Administrative Agent.

2.             Pledge and Security Agreement covering the MV Trust Units to be dated as of the Closing Date from Holders in favor of Administrative Agent.

SCHEDULE 3

DISCLOSURE SCHEDULE

Litigation:

None

Subsidiaries and other Equity Investments:

Holders collectively own Borrower.   Holders each own 17.4% of MV Oil Trust, prior to the exercise by the underwriters of the purchase option provided by the Underwriting Agreement.  Holders have granted to Borrower security interest in Holders’ equity interests in Borrower to secure Holders’ obligations to Borrower incurred to acquire a portion of Holders’ interests in MV Oil Trust.

Existing Liens:

None

Existing Indebtedness:

None

Sale of Production (Section 5.18):

MV Partners, LLC has agreed to sell its crude oil production where practicable at market competitive rates to SemGroup affiliates during the duration of the hedges reflected on the attached confirmation.

SCHEDULE 4

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

MV Partners, LLC

250 N. Water, Suite 300

Wichita, Kansas 67202

Attention:  Bob Young

Telephone:  (316) 267-3241

Telecopier:  (316) 267-6004

Electronic Mail:  byoung@murfininc.com

Website Address:  none

OFFICE OF ADMINISTRATIVE AGENT AND SWING LINE LENDER

Notices (other than Requests for Extensions of Credit):

Att:	Todd Mac Neill
Agency Officer
Bank of America, N.A.
100 Federal Street
Boston, MA 02110

Tel:  (617) 434-6842

Facsimile:  (617) 790-1361

Electronic Mail: todd.g.macneill@Bank of America.com

For Payments and Requests for Extensions of Credit:

BANK OF AMERICA, N.A.

Att:  Jackie Harvey

Tel:  (214) 209-2158

Facsimile: (214) 290-9671

Electronic Mail:

Payments:

BANK OF AMERICA, N.A.

901 Main Street, 14th Floor

Dallas, Texas 75202

ABA No. 111000012

Account No: 1292000883

Account Name:

Attn:  Credit Services, Jackie Harvey

Reference:  MV Partners, LLC

2

EXHIBIT A

FORM OF LOAN NOTICE

Date:               ,

To:          Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MV Partners, LLC, an Kansas limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans          ☐  A conversion or continuation of Loans

1.             On                                                         (a Business Day).

2.             In the amount of $                                                         .

3.             Comprised of                                                               .

[Type of Loan requested]

4.             For Eurodollar Rate Loans:  with an Interest Period of            months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

MV PARTNERS, LLC

By:	MV Energy, LLC, its General Partner

By:	Murfin, Inc., as Member

By:
Robert D. Young
Treasurer

A-1

EXHIBIT B

FORM OF NOTE

$

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to                                            or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of [$25,000,000].

Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in certain Credit Agreement, dated as of January 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.  All payments of principal and interest shall be made to Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

B-1

MV PARTNERS, LLC

By:	MV Energy, LLC, its General Partner

By:	Murfin, Inc., as Member

By:
Robert D. Young
Treasurer

B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 24, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among MV Partners, LLC, a Kansas limited liability company (“Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the acting Treasurer of Murfin, Inc., a Kansas corporation, which is a member of MV Energy, LLC, a Kansas limited liability company, which is the sole managing member of Borrower, and that, as such, he is authorized to execute and deliver this Certificate to Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

–or–

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of Borrower contained in Article V of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                          ,                         .

MV PARTNERS, LLC

By:	MV Energy, LLC, its Managing
Member

By:	Murfin, Inc., as Member

By:
Robert D. Young
Treasurer

For the Quarter/Year ended                                    (“Reporting Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. Section 7.12(b) –Fixed Charge Coverage Ratio.

(A)	Consolidated EBITDA of Borrower and its Subsidiaries for the four Fiscal Quarter period ending on the Reporting Date (“Subject Period”):

	1. Consolidated net income from operations of Borrower and its Subsidiaries for Subject Period:	$

	2. Consolidated Interest Charges for Subject Period* (Line II.B.3.):	$

	3. Federal, state and local income taxes for Subject Period:*	$

	4. Depreciation expenses for Subject Period:*	$

	5. Amortization expenses for Subject Period:*	$

	6. Depletion expenses for Subject Period:*	$

	7. Other non-cash charges for Subject Period:*	$

	8. Consolidated EBITDA from operations (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7):	$

(B) Cash distributions from MV Oil Trust Units		$

(C) Consolidated Interest Charges:

1.

Interest, premium payments, debt discount, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets for Subject Period:

$

2.	Portion of rent expense of Borrower and its Subsidiaries under capital leases for Subject Period:	$

3.	Consolidated Interest Charges (Line II.B.1. + Line II.B.2.)	$

(D) Scheduled payment of Principal:		$

(E) Fixed Charge Coverage Ratio (Line II.A.8 + Line II.B ÷ Line II.C.3 + Line II.D)		to 1

(F) Minimum required:		1.25 to 1

* include only to the extent that it has been deducted in calculating Consolidated Net Income

For the Fiscal Quarter/Year ended                                       (“Reporting Date”)

Quarterly Information for Schedule 2
to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA from Operations as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income from operations of Borrower and its Subsidiaries
+ Consolidated Interest Charges
+ Federal, state and local income taxes
+ depreciation expense
+ amortization expense
+ depletion expense
+ other non-cash charges
= Consolidated EBITDA from operations

EXHIBIT D

FORM
OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.             Assignor:

2.             Assignee:                                                                              [and is an Affiliate of [identify Lender]]

3.             Borrower(s):          MV Partners, LLC

4.             Administrative Agent: Bank of America, N. A., as the administrative agent under the Credit Agreement

5.             Credit Agreement:      Credit Agreement, dated as of January 24, 2007 among MV Partners, LLC, an Kansas limited liability company, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent

6.             Assigned Interest:

Aggregate Amount of Loans for all Lenders*	Amount of Loans Assigned*	Percentage Assigned of Loans	CUSIP No.
$	$	%

[7.           Trade Date:                                            ]

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and] Accepted:

Bank of America, N. A., as
Administrative Agent

By:

Title:

[Consented to:]

By:

Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

OPINION OF COUNSEL TO LOAN PARTIES

E-1

EXHIBIT F

MORTGAGE AMENDMENT

F-1